Exhibit 99.1

Oxford Finance Announces Second Quarter 2003 Financial Results

     ALEXANDRIA, Va., Aug. 14 /PRNewswire-FirstCall/ — Oxford Finance Corporation today announced financial results for the second quarter of 2003.

     Financial Highlights for the second quarter of 2003:

*	Net increase in stockholders’ equity resulting from net income totaled approximately $475,000 or $0.09 per share compared to approximately $88,000 or $.02 per share in the second quarter of 2002.

*	Second quarter 2003 new fundings totaled $13.3 million.

*	Investments in loans totaled $50.6 million at June 30, 2003.

*	Investments in equity securities in the form of warrants totaled $1.4 million at June 30, 2003.

     J. Alden Philbrick, Chief Executive Officer, remarked, “We saw continued progress in our goal of building a quality portfolio and resulting growth in core earnings in the second quarter of 2003. We are also pleased to see in the life sciences market an increased level of equity investing and financing requests during the quarter. Such activity should translate into expanded investment opportunities for Oxford Finance.”

     Portfolio Activity for Second Quarter 2003:

     The total investment portfolio increased from $42.7 million at March 31, 2003 to $52.0 million at June 30, 2003. For the second quarter, new fundings totaled $13.3 million which represented loans to 29 customers. The fundings for the quarter also included loans totaling $2.1 million to 5 new customers. During the second quarter of 2003, portfolio companies made regularly scheduled principal repayments of $4.0 million.

     As of June 30, 2003, we had outstanding 180 different loans to 41 portfolio companies for a total of $52.0 million with a weighted average yield of 12.2% and held warrants in 33 customers with a fair value of $1.4 million. The Company’s book value per share at June 30, 2003 was $8.82.

     Total investment activity as of, and for, the three months ended June 30, 2003 was:

Beginning Portfolio: April 1, 2003	$ 42,721,910
Originations/Net Draws	13,326,585
Repayments	(4,018,948)
(Depreciation) on Loans and Warrants	(5,163)
Ending Portfolio March 31, 2003	$ 52,024,385

     Portfolio Quality:

     In addition to various risk management and monitoring tools, we also use a rating system to characterize and monitor our expected level of returns on each loan and warrant in our portfolio. We use the following 1 to 5 rating scale. Below is a description of the conditions associated with each rating:

Rating	Summary Description
1	Capital gain expected

2	Full return of principal and interest expected with customer performing in accordance with plan

3	Full return of principal and interest expected but customer requires closer monitoring

4	Some loss of interest expected but still expecting an overall positive internal rate of return

5	Loss of interest and some loss of principal expected which would result in an overall negative internal rate of return

     The following table shows the distribution of our loans and warrants on the 1 to 5 rating scale at fair value as of June 30, 2003 and December 31, 2002:

	June 30, 2003		December 31, 2002
Investment Rating	Investments at Fair Value	Percent of Total Portfolio	Investments at Fair Value	Percent of Total Portfolio
1	$11,598,586	22%	$13,100,432	33%
2	37,099,074	71%	25,413,193	64%
3	3,023,861	6%	983,813	2%
4	302,865	1%	533,144	1%
5	—	—	—	—
	$52,024,386	100%	$40,030,582	100%

     At June 30, 2003, there was one customer loan with a remaining book value of approximately $302,000, or approximately 0.6% of the investment portfolio on non-accrual status as compared to 1.3% of the investment portfolio at December 31, 2002. This customer filed for Chapter 7 bankruptcy protection on December 3, 2002. During 2002, the Company recorded a bad debt expense of $315,000 related to this loan. We currently believe that the value of the collateral approximates the remaining unpaid loan balance and that we will not incur any loss on its liquidation. However, there can be no assurance that the collateral value will be sufficient to repay the loan balance or that the loan balance will be paid in full. We had no other delinquent loans or loans on non-accrual status at June 30, 2003.

     Liquidity and Capital Resources:

     As of June 30, 2003, the Company had $2.7 million in cash. Cash on hand represents undistributed funds from operations and the proceeds of loans under the Company’s debt facilities. At June 30, 2003 the Company had drawn down $10 million. The weighted average interest rate on our bank borrowings was a fixed rate of 5.83% at June 30, 2003. At June 30, 2003, the Company had drawn down $10 million under its open lines and has remaining borrowing availability to fund growth. The Company continually assesses the capital markets and conditions that influence these markets as we plan the Company’s growth.

     Quarterly Dividends:

     On June 30, 2003, Oxford paid a quarterly dividend $.19 per share, to shareholders of record on June 13, 2003, which included a regular dividend of $.09 per share and a special dividend of $.10 per share. The special dividend represented the distribution of the prepayment fee collected late in the first quarter of 2003 in connection with the early repayment in full of an investment in a portfolio company.

     The third quarter dividend announcement is scheduled for September 2, 2003.

     Additional Information:

     Please see the attached financial information. Complete financial statements for the year ending December 31, 2002 and quarters ending March 31, 2003 and June 30, 2003 are available on file with the SEC at www.sec.gov.

     About Oxford:

     Oxford is a financial services company that provides senior secured equipment financing to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Our investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans we make to portfolio companies and to achieve capital gains through an increase in the value of the warrants we expect to receive from our portfolio companies in connection with these loans. We are headquartered in Alexandria, Virginia with representatives in California and Massachusetts.

     Contact:

     For additional information please contact J. Alden Philbrick, Chief Executive Officer at 703-519-4900, x103.

SELECTED FINANCIAL DATA

     The selected financial data should be read with the financial statements and notes thereto in the Company’s registration statement. We commenced operations on March 20, 2002, and we made our first loans in portfolio companies at the end of the first quarter of 2002. These results are not indicative of future results.

BALANCE SHEETS

	As a Business Development Company June 30, 2003 (Unaudited)	Prior to becoming a Business Development Company December 31, 2002
ASSETS
Cash and cash equivalents	$ 2,717,499	$ 11,831,439
Investments:
Loans at fair value (cost of
$51,745,591 and $39,963,137)	51,745,591	39,963,137
Less: unearned income	(1,156,966)	(932,503)
Investment in equity securities
at fair value (cost of $1,483,720
and $1,028,279, respectively)	1,435,760	999,948
Total Investments	52,024,385	40,030,582
Principal and interest receivable	1,108,681	663,911
Interest receivable - cash and
cash equivalents	—	15,336
Intangible assets, net	212,760	224,580
Prepaid & other assets	577,457	498,363
TOTAL ASSETS	$ 56,640,782	$ 53,264,211
LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Notes payable	$ 9,999,581	$ 7,131,205
Accounts payable	37,785	17,578
Accrued expenses and other
liabilities	596,441	171,747
Customer deposits	168,308	124,253
Total Liabilities	$ 10,802,115	$ 7,444,783
STOCKHOLDERS’ EQUITY
Preferred stock, 10,000,000
shares authorized, no shares
issued or outstanding	$ —	$ —
Common stock, $0.01 par value,
40,000,000 shares authorized
and 5,200,000 shares issued
and outstanding	52,000	52,000
Capital in excess of par value	45,739,152	45,849,434
Earnings (loss) in excess of
distributions	95,475	(53,675)
Net unrealized depreciation on
investments	(47,960)	(28,331)
Total stockholders’ equity	45,838,667	45,819,428
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 56,640,782	$ 53,264,211

OXFORD FINANCE CORPORATION

STATEMENTS OF OPERATIONS

(UNAUDITED)
	As a Business Development Company Three Months Ended June 30, 2003	Prior to becoming a Business Development Company Three Months Ended June 30, 2002	As a Business Development Company Six Months Ended June 30, 2003	(1) Prior to becoming a Business Development Company Six Months Ended June 30, 2002
Interest and fee
income
Interest and fee
income - loans	$ 1,369,527	$ 410,398	$ 3,194,266	$ 442,856
Interest income - cash
and cash equivalents	20,821	150,541	50,767	157,888
Total interest and fee
income	1,390,348	560,939	3,245,033	600,744
Operating expenses
Salaries, payroll
taxes and benefits	497,287	236,181	943,143	286,181
Interest and financing
fees	137,348	—	271,986	26,301
General and
administrative	275,846	153,108	528,754	358,790
Total operating
expense	910,481	389,289	1,743,883	671,272
Net operating income
(loss) before
provision for
loan losses	479,867	171,650	1,501,150	(70,528)
Provision for loan
losses	—	(25,000)	—	(50,000)
Net operating income
(loss), before income
taxes and net
unrealized depreciation
on investments	479,867	146,650	1,501,150	(120,528)
Income tax (expense) /
benefit	—	(58,660)	—	48,212
Income before net
unrealized
depreciation on
investments	479,867	87,990	1,501,150	(72,316)
Net unrealized
depreciation on
investments	(5,163)	—	(19,629)	—
Net increase
(decrease) in
stockholders’ equity
resulting from net
income (loss)	$ 474,704	$ 87,990	$ 1,481,521	$ (72,316)
Per common share data:
Earnings per common
share - basic and
diluted	$ 0.09	$ 0.02	$ 0.28	$ (0.02)
Dividends paid per
common share	$ 0.19	$ -	$ 0.26	$ -
Weighted average
common shares
outstanding -
basic and diluted	5,200,000	5,200,000	5,200,000	4,200,000

     (1) The Company commenced operations on March 20, 2002.

SOURCE Oxford Finance Corporation

-0-                                  08/14/2003

/CONTACT: J. Alden Philbrick, Chief Executive Officer of Oxford Finance

Corporation, +1-703-519-4900, ext. 103/

/Web site: http://www.oxfordfinance.com

http://www.sec.gov/

CO: Oxford Finance Corporation
ST: Virginia
IN: FIN
SU: ERN